Filed Pursuant to Rule 433

Registration No. 333-183621

Final Term Sheet

May 28, 2015

THE HOME DEPOT, INC.

$1,250,000,000 2.625% Senior Notes due 2022

$1,250,000,000 4.250% Senior Notes due 2046

Issuer:	The Home Depot, Inc.

Title of Securities:

$1,250,000,000 2.625% Senior Notes due June 1, 2022 (the “Notes due 2022”)

$1,250,000,000 4.250% Senior Notes due April 1, 2046 (the “Notes due 2046” and, together with the Notes due 2022, the “Notes”)

Principal Amount:	Notes due 2022: $1,250,000,000 Notes due 2046: $1,250,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	A2/A/A

Trade Date:	May 28, 2015

Settlement Date (T+3):	June 2, 2015

Maturity Date:	Notes due 2022: June 1, 2022 Notes due 2046: April 1, 2046

Interest Payment Dates:	Notes due 2022: Semi-annually on each June 1 and December 1, commencing December 1, 2015 Notes due 2046: Semi-annually on each April 1 and October 1, commencing October 1, 2015

Optional Redemption:

Notes due 2022: Prior to May 1, 2022, make-whole call at T+12.5 bps; par call on and after May 1, 2022

Notes due 2046: Prior to October 1, 2045, make-whole call at T+25 bps; par call on and after October 1, 2045

Treasury Benchmark:	Notes due 2022: 1.750% due 4/30/2022 Notes due 2046: 2.500% due 2/15/2045

Benchmark Yield:	Notes due 2022: 1.883% Notes due 2046: 2.915%

Spread to Benchmark:	Notes due 2022: 80 bps Notes due 2046: 135 bps

Reoffer Yield:	Notes due 2022: 2.683% Notes due 2046: 4.265%

Coupon:	Notes due 2022: 2.625% per annum Notes due 2046: 4.250% per annum

Price to Public:	Notes due 2022: 99.632% Notes due 2046: 99.749%

CUSIP/ISIN:	Notes due 2022: 437076 BG6 / US437076BG61 Notes due 2046: 437076 BH4 / US437076BH45

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Lebenthal & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Credit Suisse Securities (USA) LLC, Prospectus Department, toll-free at 1-800-221-1037, (ii) Goldman, Sachs & Co., Prospectus Department, toll-free at 1-866-471-2526, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.